EXHIBIT 99.1

Recruiter.com Details Growth Strategy and Issues Revenue Forecast for Q3-Q4

Expects organic sequential quarterly growth of over 25% for Q3 and Q4

NEW YORK, NY / ACCESSWIRE / October 12, 2021 / Recruiter.com Group, Inc. (NASDAQ:RCRT)(NASDAQ:RCRTW) ("Recruiter.com"), a recruiting solutions platform, highlighted today the company's growth strategy and issued a revenue forecast through Q4 of 2021.

“2021 has been an extraordinary year for Recruiter.com, which included our initial listing on Nasdaq and a capital raise of $13.8 Million," said Evan Sohn, Recruiter.com Chairman, and CEO. "Jobs and hiring are at the center of the national conversation, which presents incredible opportunities for Recruiter.com to position its products. We approached the year with creativity, resolve, and optimism, and our results speak for themselves. We rounded out our product offerings with technology acquisitions, successfully acquiring four businesses this year. In the first half of the year, we grew our revenues by 81%, dramatically increased our on-demand recruiting solutions, and transformed our business with subscription-based software."

"Recruiter.com now anticipates continued strong growth, with expected sequential quarterly revenue growth of over 25% for both Q3 and Q4. Due to successful organic sales growth and the introduction of several new subscription-based products with higher gross margins, we do not anticipate the need to either raise further capital or acquire other businesses in 2021 to continue this aggressive growth trajectory."

"We are very excited about our significantly increased business activity underway, as our clients invest in recruiting solutions, particularly in recruiting software subscriptions. Our teams are winning new business and our clients are expanding their talent mandate. We believe we have incredible momentum as we head into the year-end. We look forward to continuing our strong trajectory of organic revenue growth as macro conditions continue to improve and as more employers learn of our successful client outcomes."

"Through the end of 2021, we expect strong revenue growth as talent gaps continue for US employers, recruiting budgets grow, and significant new client projects expand. We invested this year in technology businesses while growing our sales and marketing teams. We will continue focusing on the organic growth of our technology-led recruiting solutions, which we believe will scale with the positive margin economics necessary to lead us to profitability. Recruiter.com is a go-to solution for solving dynamic and complex recruiting and hiring challenges. We look forward to growing into our incredible brand and unlocking its potential as a leader in a $120 Billion market."

Evan Sohn will be presenting a keynote presentation at the LD Micro Conference on Tuesday, October 12, a financial conference hosted by SRAX Inc. (Nasdaq: SRAX).

Select Q3 2021 Accomplishments

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A strengthened balance sheet with the closing of an upsized $12 Million Public Offering and Nasdaq listing and an additional $1.8 Million closing of underwriters' exercise of over-allotment options, both of which are listed before deducting fees and underwriting expenses.

•	Completed two acquisitions, including the Novo Group and Uncubed's technology solutions group, and integrated those businesses and products into our recruiting solutions.

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Launched two new recruiting product offerings: Amplify, an artificial intelligence-powered email outreach solution, and the Recruiter.com recruiting jobs platform, which uses the proprietary software of Uncubed.

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Continued to develop Recruiter.com thought leadership in the recruiting and hiring space, appearing on popular broadcast and digital programs, such as CNBC and Yahoo Finance, as well as numerous business, HR, and recruiting industry podcasts.

The preliminary Q3-2021 financial results are estimates prior to the completion of Recruiter.com’s financial closing procedures and review procedures by its external auditors and, therefore, may be subject to adjustment when the actual results are available.

About Recruiter.com Group, Inc.

Recruiter.com is a recruiting solutions platform that rapidly delivers the right talent to both small and large businesses. With recruiting software and a network of on-demand recruiters, Recruiter.com delivers on-tap talent solutions that flex with hiring needs. To learn more, visit https://www.recruiter.com. For investor information, visit https://investors.recruiter.com

Please follow social media channels for additional updates:

•	LinkedIn Recruiter Network Group: https://www.linkedin.com/groups/42370/

•	LinkedIn Company Page: https://www.linkedin.com/company/recruiter-com

•	Twitter Company Page: https://twitter.com/recruiterdotcom

•	Facebook Company Page: https://www.facebook.com/RecruiterDotCom

Company Contact:

Nicole Gallina

Corporate Communications

Recruiter.com Group, Inc.

investors@recruiter.com

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast" "believe," "may," "estimate," "continue," "anticipates," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued demand for professional hiring, the accuracy of the Recruiter Index® survey, the impact of the COVID-19 pandemic on the job market and the economy as virus levels are again rising in many states, and the Risk Factors contained within our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statements publicly, whether as a result of new information, future developments, or otherwise, except as may be required by law.

SOURCE: Recruiter.com Group, Inc.